Exhibit L

                          Chile Energy Holdings L.L.C.
                               Statement of Income
                 For the Twelve Months Ended December 31, 1999
                                   (Unaudited)
                                    ($000's)

      Dividend Income                                   $   -

      Expenses                                           (276)

      Other Income (Deductions)                           190
                                                       --------
      Net Income Before Tax                               (86)

      Income Tax Expense                                  (74)

      Net Income                                        $ (12)
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